UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 1 )*

EQUITY LIFESTYLE PROPERTIES, INC.
(Name of Issuer)
Common Stock, $0.01 per share
(Title of Class of Securities)
564682102
(CUSIP Number)
Jonathan D. Wasserman, Esq.
Equity Group Investments, L.L.C.
2 North Riverside Plaza, Suite 600
Chicago, Illinois 60606
312-466-3505
(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications)
March 1, 2011
(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	564682102

1	NAMES OF REPORTING PERSONS Samuel Zell

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☑
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	7	SOLE VOTING POWER

NUMBER OF		1,317,757 (1)

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		318,325

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,282,422

WITH	10	SHARED DISPOSITIVE POWER

318,325

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,636,082 (1)

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

5.3%(2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) Includes 35,335 shares of Common Stock granted as restricted stock by the Issuer to the Reporting Person in his role as a director of the Issuer for which the restrictions have not lapsed. Until such restrictions lapse, the Reporting Person has voting power over such shares but does not have dispositive power.
(2) Based on 31,118,269 shares of Common Stock outstanding as of February 22, 2011, as set forth in the Issuer’s Annual Report on Form 10-K for the year ended December 31, 2010, and assuming the exchange of such Reporting Person’s OP Units (as defined herein) for shares of Common Stock and the exercise of options to purchase Common Stock, if applicable.

CUSIP No.	564682102

1	NAMES OF REPORTING PERSONS Samuel Zell Revocable Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Illinois

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		318,325

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		318,325

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	318,325

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	1.0%(1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
(1) Based on 31,118,269 shares of Common Stock outstanding as of February 22, 2011, as set forth in the Issuer’s Annual Report on Form 10-K for the year ended December 31, 2010, and assuming the exchange of such Reporting Person’s OP Units (as defined herein) for shares of Common Stock and the exercise of options to purchase Common Stock, if applicable.

CUSIP No.	564682102

1	NAMES OF REPORTING PERSONS Samstock/SZRT, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		307,774

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		307,774

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	307,774

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	1.0%(1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
(1) Based on 31,118,269 shares of Common Stock outstanding as of February 22, 2011, as set forth in the Issuer’s Annual Report on Form 10-K for the year ended December 31, 2010, and assuming the exchange of such Reporting Person’s OP Units (as defined herein) for shares of Common Stock and the exercise of options to purchase Common Stock, if applicable.

CUSIP No.	564682102

1	NAMES OF REPORTING PERSONS Samstock/ZGPI, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		6,003

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		6,003

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	6,003

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	Less than 0.1%(1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
(1) Based on 31,118,269 shares of Common Stock outstanding as of February 22, 2011, as set forth in the Issuer’s Annual Report on Form 10-K for the year ended December 31, 2010, and assuming the exchange of such Reporting Person’s OP Units (as defined herein) for shares of Common Stock and the exercise of options to purchase Common Stock, if applicable.

CUSIP No.	564682102

1	NAMES OF REPORTING PERSONS Samstock, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		446,000

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		446,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	446,000

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	1.4%(1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
(1) Based on 31,118,269 shares of Common Stock outstanding as of February 22, 2011, as set forth in the Issuer’s Annual Report on Form 10-K for the year ended December 31, 2010, and assuming the exchange of such Reporting Person’s OP Units (as defined herein) for shares of Common Stock and the exercise of options to purchase Common Stock, if applicable.

CUSIP No.	564682102

1	NAMES OF REPORTING PERSONS Samstock/ZFT, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		8,887

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		8,887

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	8,887

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	Less than 0.1%(1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
(1) Based on 31,118,269 shares of Common Stock outstanding as of February 22, 2011, as set forth in the Issuer’s Annual Report on Form 10-K for the year ended December 31, 2010, and assuming the exchange of such Reporting Person’s OP Units (as defined herein) for shares of Common Stock and the exercise of options to purchase Common Stock, if applicable.

CUSIP No.	564682102

1	NAMES OF REPORTING PERSONS Samstock/Alpha, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		8,887

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		8,887

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	8,887

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	Less than 0.1%(1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
(1) Based on 31,118,269 shares of Common Stock outstanding as of February 22, 2011, as set forth in the Issuer’s Annual Report on Form 10-K for the year ended December 31, 2010, and assuming the exchange of such Reporting Person’s OP Units (as defined herein) for shares of Common Stock and the exercise of options to purchase Common Stock, if applicable.

CUSIP No.	564682102

1	NAMES OF REPORTING PERSONS SZKT Holdings, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Illinois

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		98,271

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		98,271

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	98,271

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.3% (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
(1) Based on 31,118,269 shares of Common Stock outstanding as of February 22, 2011, as set forth in the Issuer’s Annual Report on Form 10-K for the year ended December 31, 2010, and assuming the exchange of such Reporting Person’s OP Units (as defined herein) for shares of Common Stock and the exercise of options to purchase Common Stock, if applicable.

CUSIP No.	564682102

1	NAMES OF REPORTING PERSONS SZMT Holdings, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		98,274

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		98,274

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	98,274

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.3% (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
(1) Based on 31,118,269 shares of Common Stock outstanding as of February 22, 2011, as set forth in the Issuer’s Annual Report on Form 10-K for the year ended December 31, 2010, and assuming the exchange of such Reporting Person’s OP Units (as defined herein) for shares of Common Stock and the exercise of options to purchase Common Stock, if applicable.

CUSIP No.	564682102

1	NAMES OF REPORTING PERSONS SZJT Holdings, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		98,271

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		98,271

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	98,271

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.3% (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
(1) Based on 31,118,269 shares of Common Stock outstanding as of February 22, 2011, as set forth in the Issuer’s Annual Report on Form 10-K for the year ended December 31, 2010, and assuming the exchange of such Reporting Person’s OP Units (as defined herein) for shares of Common Stock and the exercise of options to purchase Common Stock, if applicable.

CUSIP No.	564682102

1	NAMES OF REPORTING PERSONS ZFTKT Holdings, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		149,985

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		149,985

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	149,985

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.5% (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
(1) Based on 31,118,269 shares of Common Stock outstanding as of February 22, 2011, as set forth in the Issuer’s Annual Report on Form 10-K for the year ended December 31, 2010, and assuming the exchange of such Reporting Person’s OP Units (as defined herein) for shares of Common Stock and the exercise of options to purchase Common Stock, if applicable.

CUSIP No.	564682102

1	NAMES OF REPORTING PERSONS ZFTMT Holdings, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		149,984

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		149,984

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	149,984

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.5% (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
(1) Based on 31,118,269 shares of Common Stock outstanding as of February 22, 2011, as set forth in the Issuer’s Annual Report on Form 10-K for the year ended December 31, 2010, and assuming the exchange of such Reporting Person’s OP Units (as defined herein) for shares of Common Stock and the exercise of options to purchase Common Stock, if applicable.

CUSIP No.	564682102

1	NAMES OF REPORTING PERSONS ZFTGT Holdings, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		32,140

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		32,140

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	32,140

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.1%(1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
(1) Based on 31,118,269 shares of Common Stock outstanding as of February 22, 2011, as set forth in the Issuer’s Annual Report on Form 10-K for the year ended December 31, 2010, and assuming the exchange of such Reporting Person’s OP Units (as defined herein) for shares of Common Stock and the exercise of options to purchase Common Stock, if applicable.

CUSIP No.	564682102

1	NAMES OF REPORTING PERSONS ZFTJT Holdings, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		149,985

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		149,985

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	149,985

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.5% (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
(1) Based on 31,118,269 shares of Common Stock outstanding as of February 22, 2011, as set forth in the Issuer’s Annual Report on Form 10-K for the year ended December 31, 2010, and assuming the exchange of such Reporting Person’s OP Units (as defined herein) for shares of Common Stock and the exercise of options to purchase Common Stock, if applicable.

CUSIP No.	564682102

1	NAMES OF REPORTING PERSONS Zell General Partnership, Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		12,033

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		12,033

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	12,033

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	Less than 0.1% (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO
(1) Based on 31,118,269 shares of Common Stock outstanding as of February 22, 2011, as set forth in the Issuer’s Annual Report on Form 10-K for the year ended December 31, 2010, and assuming the exchange of such Reporting Person’s OP Units (as defined herein) for shares of Common Stock and the exercise of options to purchase Common Stock, if applicable.

CUSIP No.	564682102

1	NAMES OF REPORTING PERSONS EGI Holdings, Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		579,873

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		579,873

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	579,873

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	1.9% (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO
(1) Based on 31,118,269 shares of Common Stock outstanding as of February 22, 2011, as set forth in the Issuer’s Annual Report on Form 10-K for the year ended December 31, 2010, and assuming the exchange of such Reporting Person’s OP Units (as defined herein) for shares of Common Stock and the exercise of options to purchase Common Stock, if applicable.

CUSIP No.	564682102

1	NAMES OF REPORTING PERSONS Chai Trust Company, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	OO

5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	Illinois

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,838,593

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		1,838,593

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,838,593

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	5.9%(1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
(1) Based on 31,118,269 shares of Common Stock outstanding as of February 22, 2011, as set forth in the Issuer’s Annual Report on Form 10-K for the year ended December 31, 2010, and assuming the exchange of such Reporting Person’s OP Units (as defined herein) for shares of Common Stock and the exercise of options to purchase Common Stock, if applicable.

CUSIP No.	564682102

ITEM 1.	Security and Issuer
This Amendment No. 1 to Schedule 13D relates to the common stock, $0.01 per share (the “Common Stock”), of Equity Lifestyle Properties, Inc., a Maryland corporation (the “Issuer”). The Issuer’s principal executive office is located at Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606.

ITEM 4.	Purpose of Transaction.
Item 4 of the Schedule 13D is hereby amended by adding the following at the end of the last paragraph:
On March 1, 2010, the Zell Trust, using personal funds, purchased from selling stockholders 120,000 shares of the Issuer’s 8.034% Series A Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share (the “Preferred Stock”), at the initial public offering price of $24.75 per share. The Preferred Stock is not convertible into the Common Stock in ordinary circumstances.
SIGNATURES
After reasonable inquiry and to the best of the undersigneds’ knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.
DATED: March 4, 2011

/s/ SAMUEL ZELL
Samuel Zell

Samuel Zell Revocable Trust
By:	/s/ SAMUEL ZELL
Name:	Samuel Zell
Title:	Trustee

CUSIP No.	564682102
Samstock/SZRT, L.L.C.
Samstock/ZGPI, L.L.C.
Samstock, L.L.C.
Samstock/ZFT, L.L.C.
Samstock/Alpha, L.L.C.
SZKT Holdings, L.L.C.
SZMT Holdings, L.L.C.
SZJT Holdings, L.L.C.
ZFTKT Holdings, L.L.C.
ZFTMT Holdings, L.L.C.
ZFTGT Holdings, L.L.C.
ZFTJT Holdings, L.L.C.
Zell General Partnership, Inc.
EGI Holdings, Inc.

Each by:	/s/ PHILIP G. TINKLER
Name:	Philip G. Tinkler
Title:	Vice President

CHAI TRUST COMPANY, LLC
By:	/s/ JAMES G. BUNEGAR
Name:	James G. Bunegar
Title:	Vice President

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement: provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.
ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)